EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of February 15, 2018 (the "Effective Date"), by and between Vishay Singapore Pte. Ltd. (Company Registration Number 200722858Z), a company incorporated under the laws of Singapore with its registered address at 37A Tampines Street 92, #07-01 Singapore 528886 ("Vishay Singapore"), Vishay Intertechnology, Inc., a Delaware corporation ("Vishay"), and CLARENCE TSE (Passport Number: [Personal Information Redacted]) a [Personal Information Redacted] citizen with his registered address at [Personal Address Redacted] (the "Executive").

W I T N E S S E T H:

WHEREAS, Vishay Singapore desires to continue to employ Executive and Executive desires to accept such continued employment; and

WHEREAS, Vishay Singapore and Executive intend for this Agreement to document the terms and conditions of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

1.1.	"Accrued Compensation" means (a) earned but unpaid Base Salary (as defined below) and (b) unpaid expense reimbursements.

1.2.	"Board of Directors" means the Board of Directors of Vishay.

1.3.	"Cause" means any of the following:

(a)	Executive's conviction of a criminal offence (whether or not involving Vishay and/or its subsidiaries);

(b)	any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

(c)
Executive's (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Singapore.

For avoidance of doubt, a termination due to Disability will not constitute a termination without Cause.

1.4.	"Change in Control" has the meaning defined in the Stock Incentive Program.

1.5.	"Compensation Committee" means the Compensation Committee of the Board of Directors.

1.6.
"Competing Business" means any business or venture located in Asia that is engaged in any business activities to the extent Vishay or any subsidiary or affiliate of Vishay is engaged in such activities or has significant plans to enter into such activities on the Date of Termination.

1.7.
"Date of Termination" means (a) the effective date on which Executive's employment by Vishay Singapore terminates as specified in a Notice of Termination by Vishay Singapore or Executive, as the case may be or (b) if Executive's employment by Vishay terminates by reason of death, the date of Executive's death.  Notwithstanding the previous sentence and unless Executive's employment is terminated by Vishay Singapore with Cause, then such Date of Termination shall be thirty (30) days following the date on which a Notice of Termination is received.

1.8.	"Disability" means a disability entitling Executive to long-term disability benefits under a plan of Vishay (or a subsidiary or affiliate of Vishay).

1.9.	"Good Reason" means:

(a)	without Executive's express written consent, the occurrence of any of the following events:

(i)
any material and adverse change in Executive's titles, offices, duties, or responsibilities (including reporting responsibilities) with respect to Vishay Singapore or Vishay from those set forth in this Agreement;

(ii)	a material reduction in Executive's annual Base Salary (as the same may be increased from time to time after the Effective Date);

(iii)	relocation of Executive's principal place of performance to a location other than [Address Redacted] (excluding for this purpose reasonable travel from time to time); or

(iv)	a material breach of this Agreement by Vishay Singapore;

provided however, that none of the foregoing events or conditions will constitute Good Reason unless Executive provides Vishay Singapore with written objection to the event or condition within 30 days following the initial occurrence thereof, Vishay Singapore does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns his employment within 90 days following the expiration of that cure period.

(b)
In addition, if there occurs a Change in Control that also constitutes a "change in control event" as described in Treas. Reg. § 1.409A-3(i)(5)(i), then solely for the 12 month period beginning four months after that "change in control event," any resignation by Executive (other than a resignation when Cause exists) will constitute a resignation for Good Reason solely for purposes of Section 6.2(a).

1.10.	"Non-Competition Period" means the period commencing upon the Effective Date and ending on the first anniversary of the Date of Termination.

1.11.	"Non-Solicitation Period" means the period commencing upon the Effective Date and ending on the first anniversary of the Date of Termination.

1.12.
"Notice of Termination" means a written notice of termination of Executive's employment with Vishay Singapore, signed by Executive, if to Vishay Singapore, or by a duly authorized officer of Vishay Singapore, if to Executive, which notice shall (a) indicate the specific termination provision in this Agreement relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated (for the avoidance of doubt, this Section 1.12(b) shall not apply during a termination by Vishay Singapore with Cause); and (c) specify the Date of Termination.  The failure by Executive or Vishay Singapore to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Vishay Singapore hereunder or preclude Executive or Vishay Singapore from asserting such fact or circumstance in enforcing Executive's or Vishay Singapore's rights hereunder.

1.13.	"Related Corporations" has the meaning ascribed to it in Section 6 of the Companies Act (Cap. 50) of Singapore.

1.14.	"Stock Incentive Program" means the Vishay Intertechnology 2007 Stock Incentive Program.

2.	Employment; Term.

2.1.
Employment.  Vishay Singapore hereby continues to employ Executive, and Executive hereby accepts continued employment by Vishay Singapore, in accordance with and subject to the terms and conditions set forth herein.

2.2.
Citizenship and Immigration. If Executive is not a citizen or permanent resident of Singapore, Executive's continuous employment with Vishay Singapore will similarly be subjected to renewal of Executive's work pass or approval. In the event that the Ministry of Manpower does not approve or withdraws Executive's work pass or approval, this Agreement will be terminated by operation of law without notice as well as without any payment in lieu of notice and without compensation. Any transfer, secondment or assignment is conditional upon the grant of any employment permits and/or licences as may be required by the relevant authority of the new location. In the event that the necessary work permit for Executive's transfer, secondment or assignment is not approved or is not renewed, Vishay Singapore reserves the right to postpone or cancel such transfer, secondment or assignment or cancel Executive's employment in its entirety.

2.3.	Term. The "Term" of Executive's employment under this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3.	Duties.

3.1.
Position.  During the Term, Executive shall serve as Executive Vice President -- Business Head of Semiconductor Business, reporting directly to the Chief Executive Officer of Vishay or such other individual as may be designated by the Chief Executive Officer of Vishay from time to time.

3.2.
Place of Work. Executive shall be located in Vishay Singapore's office(s) in Singapore. However, if travelling outside of Singapore is necessary, Executive may further be required to carry out such duties at such places as Vishay Singapore may determine overseas.

3.3.
Authority and Responsibility.  Executive shall have authority and responsibility customarily applicable to the positions described in Section 3.1, and shall perform such other duties as may be assigned by Vishay from time to time.

3.4.
Activities.  Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and applicable law, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay and its subsidiaries and affiliates.  It shall not be considered a violation of the foregoing for Executive to (a) provide services to Vishay or any of its subsidiaries or affiliates, (b) serve on corporate, industry, civic or charitable boards or committees or (c) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive's responsibilities as an employee of Vishay Singapore in accordance with this Agreement.

3.5.
Secondment. Executive accepts and agrees that Vishay Singapore may second or transfer him to work for a Related Corporation of Vishay Singapore on either a temporary or permanent basis and either on a part time or full time basis on the same terms and conditions as set out in this Agreement.  Executive and Vishay Singapore acknowledges and agrees to the secondment of Executive on the terms and conditions of the secondment agreement entered into between Executive and Vishay Singapore for Executive's secondment to Vishay Hong Kong Limited (the "Secondment Agreement").

4.	Compensation.

4.1.
Base Salary.  Vishay Singapore shall pay Executive a base salary of not less than TWD 16,938,683 per year (the "Base Salary"), which shall be reviewed annually by the Compensation Committee.  Such Base Salary shall be paid in accordance with Vishay Singapore's standard salary policies as they exist from time to time, subject to such deductions (including the Executive's share of Central Provident Fund contributions, if applicable), if any, as are required by law or elected by Executive.

4.2.
Bonus.  For each fiscal year ending both during the Term and prior to the time that Notice of Termination is given by either party, Executive shall be eligible to earn an annual performance bonus ("Bonus"), payable in cash, with a target and maximum opportunity equal to 100% of his Base Salary. The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon Vishay's achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion.

4.3.	Annual Equity Grant.

(a)
On or about each January 1st occurring both during the Term and prior to the time that Notice of Termination is given by either party, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a grant date fair value approximately equal to 30% of Executive's Base Salary on such date.  Subject to Executive's continued service, such equity awards shall vest on January 1 of the third year following their grant, provided that the vesting of up to 75% of the equity awards granted in any year (determined as a percentage of grant date fair value) may also be subject to the achievement of performance goals established by the Compensation Committee.

(b)
With respect to equity awards granted to Executive on or after January 1, 2017 and prior to the Effective Date, and equity awards granted to Executive pursuant to this Section 4.3, if Executive's service ceases due to (i) termination by Vishay Singapore without Cause, (ii) resignation by Executive with Good Reason (or for any reason after Executive attains age 62 unless Cause then exists), or (iii) his death or Disability, then subject in each case (other than death) to Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2(c), any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.

(c)	In the event of a Change in Control, all then outstanding equity awards granted pursuant to this Section 4.3 shall immediately vest.

(d)
If Executive's service ceases at any time due to his termination by Vishay Singapore with Cause or by the Executive without Good Reason, except as provided under Section 4.3(b), all unvested equity awards will then immediately and automatically be forfeited.

5.	Additional Rights.

5.1.
Participation in Benefit Plans and Programs.  During the Term, Executive, together with his accompanying spouse and accompanying dependent children up to age 26, shall be entitled to participate in any and all medical insurance (including hospitalization, doctor visits, pharmaceutical, vision and dental coverage) to the maximum extent made available under plans maintained by Vishay Singapore from time to time, and group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay Singapore to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.  For purposes of benefit computation, all your past service years with Vishay or its subsidiaries will be recognized and treated as continuous.

5.2.	Reimbursement of Expenses.

(a)
In accordance with Vishay Singapore's standard reimbursement policies as they exist from time to time, Vishay Singapore shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

(b)
In addition, Vishay Singapore will reimburse Executive for the reasonable costs of one personal trip to Taiwan per calendar year and for the reasonable fees of Executive's children's primary and secondary school education.

5.3.
Vacation, Personal and Sick Days.  Executive shall be entitled to vacation days, holidays, military reserve service, personal and sick days according to applicable law and Vishay Singapore's policies for its senior executives, as in effect from time to time; provided that in any case, Executive will be entitled to annual leave of at least 30 working days per year to be taken with the mutual agreement of his supervisor.  Executive shall be entitled to carry forward or to redeem his unused vacation days in accordance with and subject to Vishay Singapore's policies for its senior executives, as in effect from time to time.

5.4.	Indemnification. Vishay Singapore shall indemnify Executive to the extent provided in Vishay Singapore's organizational documents, as in effect from time to time.

5.5.	Other. For the avoidance of doubt, Executive shall continue to enjoy all rights, benefits and entitlements under the following documents to the extent that they are not terminated by this Agreement:

(a)	the Secondment Agreement;

(b)	the letter from Vishay General Semiconductor Taiwan Ltd. ("VGST") to Executive for:

(i)	the cessation of his employment with VGST;

(ii)
the cessation of all payments and benefits paid by VGST to Executive in relation to his employment with VGST except for Taiwan National Health Insurance ("NHI") coverage.  VGST will sponsor all NHI related costs incurred;

(iii)	the transfer of his pension accrued during his employment with VGST to his Vishay Hong Kong Manulife pension account under employee voluntary contribution scheme;

(c)	the letter from VGST to Executive in relation to Executive's entitlement to Taiwan Defined Pension Benefit and the transfer of his pension to his Manulife pension account by 15 January 2017; and

(d)	the memorandum dated 29 May 2001 from Vishay documenting the amended retirement agreement dated 30 December 1990 between Executive and Vishay.

6.	Termination of Employment; Compensation Upon Termination.

6.1.	Termination. Executive's employment with Vishay Singapore may be terminated prior to the end of the Term under the following circumstances:

(a)	Death. Executive's employment hereunder shall terminate upon Executive's death.

(b)
Termination by Vishay Singapore.  Vishay Singapore may terminate Executive's employment with or without Cause, by Notice of Termination to Executive.  Unless Executive's employment is terminated by Vishay Singapore with Cause, the Date of Termination shall be thirty (30) days following the date on which Executive receives the Notice of Termination from Vishay Singapore.

(c)
Termination by Executive.  Executive may terminate his employment with or without Good Reason, by Notice of Termination to Vishay Singapore. The Date of Termination shall be thirty (30) days following the date on which Vishay Singapore receives the Notice of Termination from Executive.

6.2.	Compensation Upon Termination.

(a)
Termination by Vishay Singapore Without Cause; Termination by Executive With Good Reason.  In the event Executive's employment with Vishay Singapore is terminated by Vishay Singapore without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

(ii)
Payment of any otherwise earned but unpaid Bonus for any fiscal year ending prior to the Date of Termination, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination.

(iii)
Payment of a pro-rata Bonus for the fiscal year in which the Date of Termination occurs, determined and paid in the same manner and at the same time as such Bonus would have been determined and paid in the absence of such termination.  The pro-ration of such Bonus will be determined based on the number of days of the applicable fiscal year that have transpired prior to the Date of Termination relative to the total number of days contained in that fiscal year.

(iv)
Continued payment of Executive's then current Base Salary from the Date of Termination until the third anniversary of the Date of Termination ("Continued Payment"), to be paid in accordance with Vishay Singapore's standard payroll practices, as in effect from time to time, but no less frequently than monthly, and which shall commence in accordance with Section 6.2(c); provided, however, that if such termination without Cause or resignation for Good Reason occurs within 16 months following a Change in Control, the amounts otherwise payable under this clause (iv) will instead be paid in a single lump sum at the time specified in Section 6.2(c).

(v)	Any severance payment made will be considered a one-off payment for the compensation for loss of office and will not be made in respect of any past, present or future services.

(b)
Termination For Any Other Reason.  In the event Executive's employment with Vishay Singapore is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to (i) a lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment; (ii) all rights Executive is entitled to under the terms of Vishay Singapore benefit plans or arrangements; and (iii) in the case of a cessation of employment due to Executive's death or Disability, the Bonus payments described above in Sections 6.2(a)(ii) and (iii); provided, in the case of a cessation due to Disability, such Bonus payments will be conditioned on Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2(c).

(c)
Release.  Notwithstanding any other provision of this Agreement, (i) Executive shall not be entitled to receive any payments pursuant to Sections 6.2(a)(ii), (iii) and (iv) unless Executive has executed and delivered to Vishay Singapore and Vishay a release of all claims in the form prescribed by Vishay Singapore ("Release"), and such Release becomes irrevocable within 60 days following the Date of Termination, and (ii) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Section 7 hereof.  The severance benefits described in Sections 6.2(a)(ii), (iii) and (iv) will be paid or begin to be paid, as applicable, as soon as practicable after the Release becomes irrevocable (or, in the case of the payments described in Sections 6.2(a)(ii) and (iii), at such later time as such Bonuses would have otherwise been payable in the absence of such termination).

7.	Restrictive Covenants.

7.1.	Non-Competition.

(a)
Executive has been provided with opportunities to learn, obtain or access the Vishay or Vishay Singapore's business and confidential information, including, but not limited to, the trade secrets of Vishay and Vishay Singapore, and Executive understands that any leakage of such confidential information or violation or breach of this Agreement may result in significant damages or loss to Vishay and Vishay Singapore. Therefore, Executive understands the importance of the duty of confidentiality and non-competition.

(b)
During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (i) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (ii) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (x) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (y) Executive obtains the prior written consent of Vishay, which consent shall not be unreasonably withheld.

7.2.	Non-Solicitation. During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a)	solicit any customer of Vishay or any of its subsidiaries or affiliates;

(b)
hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three (3) months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive's own behalf or for the benefit of any third person or entity;

(c)
persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive's efforts; or

(d)
interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive's efforts.

7.3.
Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties hereunder and for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary information, confidential information, as that term is defined under governing law, knowledge or data in any form or media, whether documentary, written, oral or computer generated relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive's employment by Vishay and/or its subsidiaries or affiliates.  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (a) and (b) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed to impede Executive from making any communications or disclosures contemplated by Rule 12F-17 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any successor legislation.

7.4.
Non-Disparagement.  Executive agrees not to make any public statements that disparage Vishay, Vishay Singapore or their respective subsidiaries, affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

7.5.	Acknowledgements Respecting Restrictive Covenants.

(a)	Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)
the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive's duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)	such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay, Vishay Singapore and their subsidiaries and affiliates.

(b)
The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient.  Therefore, if Executive breaches any restrictive covenant contained in this Section 7, Vishay and Vishay Singapore shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant.  If Vishay or Vishay Singapore institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that Vishay and/or Vishay Singapore has an adequate remedy at law.

(c)
In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that Vishay and Vishay Singapore, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

(d)
If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

7.6.
Special Consideration.  Executive hereby acknowledges that Vishay Singapore's obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive's agreement to be bound by and comply with the provisions of this Section 7.

8.	Data Protection.

8.1.
Executive consents to Vishay Singapore or any of its Related Corporations using, disclosing and/or processing personal data relating to Executive for legal, personnel, administrative and management purposes, including monitoring and recording any use that Executive makes of the Vishay Singapore's electronic communications systems for the purpose of ensuring that Vishay Singapore's policies are being complied with and for legitimate business purposes.

8.2.
In connection with the consent provided in Section 8.1, Vishay Singapore may make available Executive's personal data to any of its Related Corporations, those who provide products or services to Vishay Singapore or any of its Related Corporations (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of Vishay Singapore or the business in which Executive works.

8.3.
Executive consents to the disclosure, processing and/or transfer of his personal data to any of Vishay Singapore's Related Corporations and Vishay Singapore's or any of its Related Corporations' business contacts outside Singapore in order to further its or their business interests in accordance with the Personal Data Protection Act 2012.

8.4.
Executive shall comply with the Personal Data Protection Act 2012 when handling personal data in the course of his employment including personal data relating to any employee, customer, client, supplier or agent of Vishay Singapore or any of its Related Corporations. Executive shall only collect, use, disclose and process personal data of individuals, in full compliance with the Personal Data Protection Act 2012 and with any policies, compliance manual(s), guidelines and/or checklists issued by Vishay Singapore relating thereto. In this regard:

(a)
Executive acknowledges that Singapore has a personal data protection law, namely the Personal Data Protection Act 2012 and that Vishay Singapore may, intends to or will be coming out with new policies, processes, documentation and requirements, arising from or related to the Personal Data Protection Act 2012, that all employees would need to comply with;

(b)	Executive agrees to extend all assistance and cooperation to Vishay Singapore that Vishay Singapore may require in putting in place such new policies, processes, documentation and requirements; and

(c)
in Executive's capacity as an employee of Vishay Singapore, Executive shall only collect, use, disclose and process personal data of individuals, in full compliance with the Personal Data Protection Act 2012 and with any policies, compliance manual(s), guidelines and/or checklists issued by Vishay Singapore relating thereto.

(d)
Notwithstanding anything to the contrary, Executive undertakes to indemnify and at all times hereafter to keep Vishay Singapore and its Related Corporations (together with their  respective officers, employees and agents) (each an "Injured Party") indemnified against any and all losses, damages, actions, proceedings, costs, claims, demands, liabilities (including full legal costs on a solicitor and own client basis) which may be suffered or incurred by the Injured Party or asserted against the Injured Party by any person or entity (including Executive and Executive's agents) whatsoever, in respect of any matter or event whatsoever arising out of, in the course of, by reason of or in respect of:

(e)	any breach of any of the provisions in this Section 8; and/or

(f)	any action or omission by Executive that causes Vishay Singapore and/or any of its Related Corporations to be in breach of the Personal Data Protection Act 2012.

9.	Miscellaneous.

9.1.
Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either by (a) personal delivery to the party entitled thereto, (b) facsimile with confirmation of receipt, (c) registered or certified mail, return receipt requested, or (d) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Notice under this Agreement to Executive from Vishay shall be deemed effective as notice from Vishay Singapore.  Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Vishay:	Vishay Singapore Pte. Ltd. c/o 37A Tampines Street 92, #07-01 Singapore 528886 Facsimile: +65 6788 6668

With CC:	Vishay Intertechnology, Inc. 63 Lancaster Avenue Malvern, Pennsylvania 19355-2120 Attention: General Counsel

To Executive:	At Executive's address of record in the personnel files of Vishay Singapore.

9.2.	Successors.

(a)
This Agreement is personal to Executive and, without the prior written consent of Vishay or Vishay Singapore, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive's heirs and legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon Vishay and Vishay Singapore and its successors and assigns.

9.3.
Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and, except as expressly provided herein, supersedes all other prior agreements and understandings, both written and oral, between the Executive, Vishay and Vishay Singapore (and/or any Vishay subsidiary or affiliate) with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to these matters except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay, Vishay Singapore or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay, Vishay Singapore or Executive of any such right or remedy shall preclude other or further exercise thereof.

9.4.
Withholding Taxes.  Vishay Singapore may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable law, Vishay Singapore is required to withhold therefrom.

9.5.
Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

9.6.
Other Conditions of Service.  Executive will also be subject to all policies of Vishay and Vishay Singapore in effect from time to time with respect to its executives generally, including (without limitation) any policies regarding clawbacks, securities trading or hedging or pledging of securities.

9.7.
Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Singapore, without regard to the principles of conflicts of law, and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

9.8.
Arbitration.  Except as provided in Section 7.5 hereof, any dispute or controversy under this Agreement shall be settled exclusively by arbitration in administered by the Singapore International Arbitration Centre ("SIAC"), in accordance with the Arbitration Rules of SIAC then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The arbitrator may award legal fees but shall not be obligated to do so.

9.9.	Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

9.10.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Executive has executed this Agreement and Vishay Singapore and Vishay have each caused this Agreement to be executed in its name and on its behalf, on the date(s) below indicated.

February 15, 2018	By:	VISHAY SINGAPORE PTE. LTD /s/ Saw BeeLeng
Date		Name: Saw BeeLeng Title: Director
February 15, 2018	By:	VISHAY INTERTECHNOLOGY, INC. /s/ Gerald Paul
Date		Name: Dr. Gerald Paul Title: Chief Executive Officer
February 15, 2018		EXECUTIVE /s/ Clarence Tse
Date		Clarence Tse